Exhibit 99.1

FOR IMMEDIATE RELEASE

CHARLOTTE RUSSE HOLDING, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

SAN DIEGO, CALIFORNIA, AUGUST 14, 2008 – CHARLOTTE RUSSE HOLDING, INC. (NASDAQ: CHIC) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of the close of business on August 25, 2008 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all stockholders of Charlotte Russe to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Charlotte Russe. The Rights Plan has not been adopted in response to any specific proposal and it is not intended to prevent a takeover of Charlotte Russe, nor will it do so. However, it should deter any attempt to acquire Charlotte Russe in a manner or on terms not approved by Charlotte Russe’s Board of Directors and, in some cases, the stockholders.

The rights will be distributed as a non-taxable dividend and will expire ten years from the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of Charlotte Russe’s Common Stock or announces a tender offer for 15 percent or more of Charlotte Russe’s Common Stock. If a person acquires 15 percent or more of Charlotte Russe’s Common Stock, all rights holders except the buyer will be entitled to acquire Charlotte Russe’s Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Charlotte Russe’s Common Stock without negotiations with the Board.

The rights will trade with Charlotte Russe’s Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Charlotte Russe’s Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

About Charlotte Russe:

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. As of June 28, 2008, the Company operated 469 stores in 45 states and Puerto Rico. For more information about the Company, please visit http://www.charlotterusse.com.